EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We have issued our report dated February 25, 2000, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of Xybernaut Corporation (the "Company") on Form 10-KSB/A for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of the Company of Forms S-3 (File No. 333-43693, effective January 30, 1998, File No. 333-52567, effective June 11, 1998, File No. 333-68859, effective January 25, 1999, File No. 333-77769, effective May 17, 1999 and File No. 333-80837, effective January 28, 2000) and on Form S-8 (File No. 333-94463, effective January 12, 2000).

                                                     /s/ Grant Thornton LLP

Vienna, Virginia
April 21, 2000


                                      E-1